EXHIBIT 16.1

May 15, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: SMSA Gainesville Acquisition Corp.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K/A dated May 15, 2014 (date of event May 5, 2014) of SMSA Gainesville Acquisition Corp. and we agree with the statements made therein concerning our firm.

Very truly yours,

/s/ Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC